Exhibit 99.2

Therapeutics Acquisition Corp., Sponsored by RA Capital Management, L.P., Announces Closing of $135.7 Million Initial Public Offering, Including the Full Exercise of the Underwriter’s Option To Purchase Additional Shares

Boston, MA – July 10, 2020 – Therapeutics Acquisition Corp. (Nasdaq: TXAC) (the “Company”) announced today that on July 10, 2020 it closed its initial public offering of 13,570,000 shares of Class A common stock, including 1,770,000 shares issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per share, resulting in gross proceeds of $135,700,000.

The Company, sponsored by RA Capital Management, L.P., is led by Chairman and CEO Peter Kolchinsky PhD and CFO Matthew Hammond PhD. The Company is a blank check company formed for the purpose of effecting a business combination with one or more businesses in the healthcare industry. The proceeds of the offering will be used to fund such business combination.

The Company’s shares of Class A common stock began trading on The Nasdaq Capital Market under the ticker symbol “TXAC” on July 8, 2020.

Jefferies LLC served as sole book runner for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

Registration statements relating to these securities became effective on July 7, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

RA Capital Management, L.P.

Matthew Hammond

617-778-2540